EXHIBIT 10.2
                                                                    ------------

                                 PROMISSORY NOTE

$380,000                                                    DATED:  JUNE 8, 2006

FOR VALUE RECEIVED the undersigned, promises to pay to Crandall Melvin III ("Holder"), the principal sum of Three Hundred and Eighty Thousand Dollars ($380,000) with interest at the rate of seven and three quarter percent (7 3/4%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 6834 Buckley Road, Syracuse, New York 13212, or at such place as the legal Holder hereof may designate in writing. The principal and interest shall be payable in sixty (60) equal monthly payments commencing one hundred twenty (120) days from the date hereof. This Promissory Note may be prepaid in whole, or in part, at anytime without penalty or premium.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten
(10) days from the due date after the Holder provides the Maker written notice of default, then the Holder may, without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Promissory Note and any part thereof, accrued interest and all other sums due under this Promissory Note shall bear interest at the rate of Twenty Percent (20%) percent per annum after default until paid.

All parties to this Promissory Note, including Maker and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest, and all other sums due under this Promissory Note and, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon default, the Holder of this Note may employ an attorney to enforce the Holder's rights and remedies and the Maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the Holder reasonable attorneys fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder's right and remedies upon default. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.
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This Note is to be governed and construed in accordance with the laws of the
State of New Jersey.

IN TESTIMONY WHEREOF, each corporate Maker has caused this instrument to be executed in its corporate name by its President, all by order of its Board of Directors first duly given, the day and year first written below:



         MAKER


By:_________________________           Dated:      June 8, 2006
       Jeffrey D. Roth
       President and
       Chief Executive Officer
       SWK Technologies, Inc.